Exhibit 99.1
ADVENTRX REPORTS THIOVIR ACTIVE AGAINST VARIOUS INFLUENZA A VIRUSES IN SERIES OF INDEPENDENT
PRECLINICAL TESTS
SAN DIEGO – January 31, 2006 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today that a series of independent preclinical tests confirmed inhibition of influenza A virus by the Company’s broad spectrum anti-viral drug, Thiovir™. The Company is conducting preclinical research on influenza A, which includes the H5N1 avian flu strain. The tests are being conducted in collaboration with Virapur, LLC., a virology specialty company in San Diego, and lead investigator Marylou Gibson, Ph.D. The Company filed a provisional patent application with the US Patent and Trademark Office on January 27, 2006 in connection with these findings. Thiovir is a broad spectrum anti-viral agent and non-nucleoside reverse transcriptase inhibitor (NNRTI) designed for oral delivery and as a component of highly active antiretroviral therapy (HAART) for HIV/AIDS.
“Published data show that the avian influenza polymerase subsequence, PB1, is highly conserved. Since Thiovir’s proposed mechanism of action is inhibition of the polymerase PB1 subunit, we began to investigate the possible use of Thiovir for avian flu,” said Joan M. Robbins, Ph.D., ADVENTRX chief scientific officer and executive vice president. ”Additional confirmatory tests for Thiovir in avian flu and other viruses are planned. A preclinical package for Thiovir with extensive pharmacology and toxicology studies is already in development for our HIV program and we believe this would help expedite the clinical development of Thiovir for other indications, such as in the treatment of avian flu.”
About Thiovir
Thiovir is a broad spectrum anti-viral and a non-nucleoside reverse transcriptase inhibitor (NNRTI) designed for oral delivery as a component of HAART. Thiovir is a prodrug for foscarnet that delivers both the active drug TPFA (thiophosphonoformate) and the active metabolite PFA (foscarnet) in an oral formulation. Thiovir is intended to deliver the benefits of the drug foscarnet, including broad spectrum antiviral activity, with the added benefit of improved bioavailability. ADVENTRX currently plans to file an investigational new drug application with the US Food and Drug Administration in the first half of 2006 for testing of Thiovir in patients with HIV/AIDS.
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
Forward Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last quarterly report on Form 10-Q, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866